Exhibit 5

                                  July 10, 1997



The Board of Directors
Integrated Health Services, Inc.
10065 Red Run Boulevard
Owings Mills, Maryland  21117

Dear Sirs:

         I refer to the Registration Statement on Form S-3 (the "Registration Statement") to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), on behalf of Integrated Health Services, Inc. (the "Company"), relating to 1,091,455 shares of the Company's Common Stock, $.001 par value (the "Shares"), to be sold by certain Selling Stockholders named therein.

         I am Executive Vice President and General Counsel of the Company. As counsel for the Company, I have examined such corporate records, documents and such questions of law as I have considered necessary or appropriate for the purposes of this opinion and, upon the basis of such examination, advise you that in my opinion the Shares to be sold by the Selling Stockholders have been duly and validly authorized and are legally issued, fully paid and non-assessable.

         I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to my name under the heading "Legal Matters" in the Registration Statement. This consent is not to be construed as an admission that I am a person whose consent is required to be filed with the Registration Statement under the provisions of the Act.

                                                    Very truly yours,

                                                    /s/ Marshall A. Elkins

                                                    Marshall A. Elkins
                                                    Executive Vice President and
                                                    General Counsel